Exhibit 99.1

news release

FOR IMMEDIATE RELEASE

HanesBrands Announces Strong First-Quarter 2021 Results

Growth across all segments on strong brand performance and share gains

•	Net sales from continuing operations of $1.51 billion, up 25% over prior year

•	Growth driven by global Champion brand and U.S. Innerwear business

•	EPS from continuing operations of $0.37

•	Reports non-cash charge related to reclassifying European Innerwear business as discontinued operations

•	Provides second-quarter and full-year guidance

•	Declares 33rd consecutive regular quarterly dividend

•	Company to host virtual investor day today to unveil Full Potential strategic growth plan

WINSTON-SALEM, N.C. (May 11, 2021) – HanesBrands Inc. (NYSE: HBI), a global leader in iconic apparel brands, today announced results for the first quarter of 2021, with continued sales momentum across the company’s global innerwear and activewear businesses driving strong adjusted operating profit and cash flow.

Net sales from continuing operations for the first quarter ended April 3, 2021, totaled $1.51 billion, an increase of 25% compared with $1.20 billion for the period ended March 28, 2020. Total constant currency first-quarter net sales increased 22%.

Double-digit growth in both global innerwear and activewear businesses was driven by strong point-of-sale performance across all major channels, led by 82% growth in online channels, and market share gains in key categories. First-quarter sales growth also benefited from a comparison with the initial pandemic shutdowns in the year ago period and certain one-time contributions, including government stimulus and retailer restocking.

“Our strong first-quarter results showed growth across all business segments,” said Chief Executive Officer Steve Bratspies. “Champion continued its rapid growth, driven by strong consumer demand. We gained share in U.S. Innerwear, and our Hanes Total Support Pouch launch shows how our brands can appeal to younger consumers with a combination of innovative products and compelling marketing. Our global online sales grew more than 80% as we focus on empowering consumers to shop when, where and how they want to shop.

“I want to thank our 61,000 associates who continue to meet consumer demand around the world as we continue to face COVID-related challenges. Our first-quarter results show the competitive advantages of our supply chain as well as the rapid progress we’re making on our Full Potential plan to generate long-term revenue and profit growth.”

The company previously announced its intention to seek strategic alternatives for its European Innerwear business as it focuses on other strategic growth opportunities. In the quarter, the company reclassified this business to discontinued operations. As a result, the company recorded a non-cash impairment charge of approximately $390 million to reflect an intangible asset impairment and net asset write down. With European Innerwear now reflected in discontinued operations, all year-over-year comparisons are based on continuing operations.

Additional information reflecting European Innerwear as discontinued operations in prior periods can be found on the investors section of the HanesBrands corporate website at www.Hanes.com/Investors.

First-quarter GAAP gross margin of 40.0% increased 520 basis points compared to the prior year period. Adjusted gross margin of 40.2% increased 360 basis points over the comparable prior year period. The year-over-year improvement in gross margin was driven predominantly by the leverage of higher sales volume from strong point-of-sale growth and the one-time items referenced above.

Also contributing to gross margin improvement in the quarter were favorable product mix, foreign exchange rates and a modest benefit from sales related to the company’s SKU reduction initiative. These were partially offset by higher transportation costs, which resulted from increased shipping rates globally as well as costs associated with expediting product to meet stronger-than-expected customer demand.

First-quarter GAAP operating profit increased 297% to $190 million from $48 million in the comparable prior year period. GAAP operating margin of 12.6% increased 860 basis points over prior year. Adjusted operating profit, which excludes $19 million of charges related to the Full Potential plan, increased 190% to $210 million from $72 million in the prior year period. Adjusted operating margin increased 790 basis points over prior year to 13.9%. The strong improvement in operating margin was driven by gross margin performance as well as SG&A leverage from higher sales, which more than offset increased investments in brand marketing in the quarter.

The GAAP and adjusted effective tax rate for the first quarter were 10% and 16%, respectively, which compares to a GAAP and adjusted effective tax rate of 12% and 14%, respectively, for the first quarter of 2020.

First-quarter GAAP income from continuing operations totaled $128 million, or $0.37 per diluted share, compared to income from continuing operations of $5 million, or $0.01 per diluted share, in the prior year period. Adjusted income from continuing operations excluding after-tax charges totaled $136 million, or $0.39 per diluted share, compared to adjusted income from continuing operations of $26 million, or $0.07 per diluted share in the prior year period.

(See the Note on Reconciliation of Select GAAP Measures to Non-GAAP Measures later in this news release for additional discussion and details of actions, which include pandemic-related and Full Potential plan charges.)

Virtual Investor Day to Unveil Full Potential Strategic Growth Plan and Three-year Financial Framework

HanesBrands will host a virtual investor day at 8:30 a.m. EDT on Tuesday, May 11, 2021. The event, which will consist of prepared presentations followed by a live question-and-answer session, as well as an Investor Day Handout, may be accessed via the investors section of the HanesBrands corporate website, www.Hanes.com/Investors. The event is expected to conclude by 11:30 a.m. EDT. Replays of the event will be available on the investors section of the HanesBrands corporate website.

First-Quarter 2021 Business Segment Summaries (Comparisons to First-Quarter 2020, Unless Otherwise Noted)

Innerwear Segment. U.S. Innerwear sales of $570 million increased 35% over prior year. The strong year-over-year growth was driven by underlying point-of-sale growth and market share gains combined with the overlap of the initial pandemic shutdown as well as certain one-time benefits, including government stimulus and retailer restocking. For the quarter, basics revenue increased 39% with growth across all product categories. Intimates revenue increased 27% driven by double-digit growth in bras.

U.S. Innerwear segment operating profit of $127 million increased 56% over prior year period and the segment’s operating margin increased 300 basis points to 22.3%. The benefits from product mix and SG&A leverage from higher sales more than offset higher expedite costs from stronger-than-expected customer demand.

U.S. Innerwear results include approximately $4 million of revenue and no operating profit from the sale of personal protective garments (“PPE”) in the quarter.

Activewear Segment. U.S Activewear sales increased 26% over prior year to $364 million, driven by growth in the online channel, including both Champion.com as well as pure play and retail partner sites, and wholesale brick and mortar channels; the overlap of the initial pandemic shutdown and benefits from government stimulus. For the quarter, Champion sales increased 34% over prior year and revenue from the company’s other activewear brands increased 16%. While the rate of decline improved from the fourth quarter, the sports and college licensing business continued to be negatively impacted by campus shutdowns and limits on sports attendance due to the COVID-19 pandemic. The company also saw the effects of an earlier-than-anticipated rebound in the printwear channel.

U.S. Activewear segment operating profit increased 647% to $61 million compared to the prior year period and the segment’s operating margin increased 1,380 basis points to 16.6%. The improvement in profitability was driven predominantly by expense leverage from higher sales as well as the benefit from product mix.

International Segment. International revenue and operating profit increased 18% and 72%, respectively, over prior year. On a constant currency basis sales and profit increased 8% and 57%, respectively. On a constant currency basis, the company experienced growth in: the Americas, driven primarily by lapping last year’s COVID shutdown; Australia due to continued favorable consumer sentiment; and Europe, driven by growth of Champion despite continued COVID-related headwinds in the region. Constant currency sales in Asia Pacific declined over prior year as Japan continued to be negatively impacted by COVID-related restrictions, which more than offset growth in South Korea and China.

International segment operating profit increased 72% to $87 million compared to prior year period and the segment’s operating margin increased 540 basis points to 17.2%. The improvement in profitability was driven primarily by volume leverage from higher sales.

Regular Quarterly Cash Dividend Declared

The company’s Board of Directors declared a regular quarterly cash dividend of $0.15 per share to be paid on June 1, 2021, to stockholders of record at the close of business on May 21, 2021.

The declared cash dividend represents the 33rd consecutive quarterly return of cash to stockholders. The company has paid a cumulative $1.4 billion in quarterly cash dividends since initiating its program in April 2013.

Second Quarter and Full-year 2021 Financial Outlook

The following financial outlook is based on current market conditions and judgments of management and is subject to risks and uncertainties that may cause actual results to differ materially, many of which are further discussed in the company’s most recent annual report on Form 10-K available at www.sec.gov and in the investors section of the company’s website at www.Hanes.com/Investors.

For the second quarter of 2021 which ends on July 3, 2021, the company currently expects:

•

Net sales from continuing operations of approximately $1.56 billion to $1.59 billion, which represents approximately 2% growth at the midpoint and includes a projected benefit of approximately $35 million from changes in foreign currency exchange rates. This compares to net sales of $1.54 billion in second-quarter 2020, which included $614 million in PPE sales.

•	Excluding PPE, net sales at the midpoint of the guidance range are expected to increase 69% over prior year period.

•

While the company expects a modest amount of sales from one-time benefits, including retailer restocking and stimulus-related spending, to continue into the second quarter, the benefit is expected to be significantly lower than first-quarter levels. For the second half of 2021, the company’s guidance does not assume any additional stimulus or inventory restocking benefits.

•	GAAP operating profit from continuing operations to range from approximately $179 million to $189 million.

•

Adjusted operating profit from continuing operations to range from approximately $200 million to $210 million. The midpoint of adjusted operating profit implies an operating margin of approximately 13.0% and reflects the impact of inflation, particularly transportation, as well as increased brand investment. This compares to an adjusted operating margin of 15.2% in the second quarter of 2020, which benefited from significant fixed cost leverage due to PPE volume-driven efficiencies in the supply chain as well as temporary COVID-driven cost reductions.

•	Charges for actions related to Full Potential of approximately $21 million.

•	Interest and Other expenses of approximately $45 million.

•	An effective tax rate of approximately 15% on a GAAP and adjusted basis.

•	GAAP earnings per share from continuing operations to range from $0.32 to $0.35. Adjusted earnings per share from continuing operations to range from $0.37 to $0.40.

For fiscal year 2021, which ends on January 1, 2022, the company currently expects:

•

Net sales from continuing operations to total approximately $6.2 billion to $6.3 billion, which includes a projected benefit of approximately $100 million from changes in foreign currency exchange rates. At the midpoint, net sales guidance implies approximately 2% growth over prior year and 3% growth adjusted for the 53rd week in 2020. This compares to net sales of $6.13 billion in 2020, which included $820 million in sales of PPE.

•	Adjusting for PPE and the 53rd week in 2020, net sales at the midpoint of the guidance range are expected to increase 19% over prior year period.

•	GAAP operating profit from continuing operations to range from approximately $730 million to $760 million.

•

Adjusted operating profit from continuing operations to range from approximately $815 million to $845 million. The midpoint of adjusted operating profit suggests an operating margin of 13.3%, compared with an adjusted operating margin of 12.7% in 2020.

•	Incremental brand marketing investment of $50 million as compared to 2020.

•

As compared to 2019, at the midpoint of the company’s full-year 2021 guidance, which includes incremental brand investment and COVID-related expenses, net sales and adjusted operating profit are expected to be above 2019 levels.

•	Charges for actions related to Full Potential of approximately $85 million.

•	Interest and Other expenses of approximately $185 million.

•	An effective tax rate of approximately 14% on a GAAP basis and approximately 15% on an adjusted basis.

•	GAAP earnings per share from continuing operations to range from approximately $1.33 to $1.41.

•	Adjusted earnings per share from continuing operations to range from approximately $1.51 to $1.59.

•	Cash flow from operations to range from $500 million to $550 million.

•	Capital expenditures of approximately $140 million, which includes approximately $50 million related to Full Potential.

HanesBrands has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/FAQ.

Note on Adjusted Measures and Reconciliation to GAAP Measures

To supplement financial results prepared in accordance with generally accepted accounting principles, the company provides quarterly and full-year results concerning certain non-GAAP financial measures, including adjusted EPS from continuing operations, adjusted income from continuing operations, adjusted income tax expense, adjusted income from continuing operations before income tax expense, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA and adjusted EBITDA.

Adjusted EPS from continuing operations is defined as diluted EPS from continuing operations excluding actions and the tax effect on actions. Adjusted income from continuing operations is defined as income from continuing operations excluding actions and the tax effect on actions. Adjusted income tax expense is defined as income tax expense excluding actions. Adjusted income from continuing operations before income tax is defined as income from continuing operations before income tax excluding actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. Adjusted gross profit is defined as gross profit excluding actions.

Charges for actions taken in 2020 include supply chain restructuring actions, program exit costs, COVID-19 related charges, Full Potential plan charges and the write-off of a discrete tax asset related to our Bras N Things acquisition. COVID-19 related charges include intangible asset and goodwill impairment charges, bad debt expense and supply chain re-startup costs. Full Potential plan charges include inventory write-down charges related to our SKU reduction initiative and discontinuation of our PPE business. Charges for actions taken in 2021 include professional fees and first quarter’s intangible asset impairment charges related to our Full Potential plan.

While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances.

HanesBrands has chosen to present these non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of acquisition integration, the Full Potential plan and other actions, as well as the COVID-19 pandemic. HanesBrands believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the company’s ongoing business during each period presented without giving effect to costs associated with the execution and integration of any of the aforementioned actions taken.

The company has also chosen to present EBITDA and adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as income from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding actions and stock compensation expense. HanesBrands believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

HanesBrands is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the company’s reported operating results, HanesBrands also presents constant-currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The company uses constant-currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation.

To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

HanesBrands believes constant-currency information is useful to management and investors to facilitate comparison of operating results and better identify trends in the company’s businesses.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are presented in the supplemental financial information included with this news release.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements regarding the potential impact of the COVID-19 pandemic on our business and financial performance; guidance and predictions regarding expected operating results, including related to our Full Potential plan; the disposal of our European Innerwear business; and statements made in the Second Quarter and Full-year 2021 Financial Outlook section of this news release, are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: our ability to successfully executive our Full Potential plan to achieve the desired results; the potential effects of the COVID-19 pandemic, including on consumer spending, global supply chains and the financial markets; the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment; our reliance on a relatively small number of customers for a significant portion of our sales; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets; significant fluctuations in foreign exchange rates; legal, regulatory, political and economic risks related to our international operations; our ability to effectively manage our complex multinational tax structure; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward- looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands

HanesBrands (NYSE: HBI) makes everyday apparel that is known and loved by consumers around the world for comfort, quality and value. Among the company’s iconic brands are Hanes, the leading basic apparel brand in the United States; Champion, an innovator at the intersection of lifestyle and athletic apparel; and Bonds, which is setting new standards for design and sustainability. HBI employs 61,000 associates in 47 countries and has built a strong reputation for workplace quality and ethical business practices. The company, a longtime leader in sustainability, launched aggressive 2030 goals to improve the lives of people, protect the planet and produce sustainable products. HBI is building on its unmatched strengths to unlock its #FullPotential and deliver long-term growth that benefits all of its stakeholders.

# # #

TABLE 1

HANESBRANDS INC.

Condensed Consolidated Statements of Income and Supplemental Financial Information

(in thousands, except per share data)

(Unaudited)

	Quarters Ended
	April 3, 2021	March 28, 2020	% Change
Net sales	$1,508,029	$1,203,070	25.3%
Cost of sales	905,348	784,902

Gross profit	602,681	418,168	44.1%
As a % of net sales	40.0%	34.8%
Selling, general and administrative expenses	412,559	370,215
As a % of net sales	27.4%	30.8%

Operating profit	190,122	47,953	296.5%
As a % of net sales	12.6%	4.0%
Other expenses	2,561	6,101
Interest expense, net	44,460	36,027

Income from continuing operations before income tax expense	143,101	5,825
Income tax expense	14,697	707

Income from continuing operations	128,404	5,118	2,408.9%
Loss from discontinued operations, net of tax	(391,666)	(12,992)

Net loss	$(263,262)	$(7,874)

Earnings (loss) per share - basic:
Continuing operations	$0.37	$0.01
Discontinued operations	(1.12)	(0.04)

Net loss	$(0.75)	$(0.02)

Earnings (loss) per share - diluted:
Continuing operations	$0.37	$0.01
Discontinued operations	(1.11)	(0.04)

Net loss	$(0.75)	$(0.02)

Weighted average shares outstanding:
Basic	351,003	359,017
Diluted	351,686	359,436

The following tables present a reconciliation of reported results on a constant currency basis for the quarter ended April 3, 2021 and a comparison to prior year:

	Quarter Ended April 3, 2021
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Quarter Ended March 28, 2020	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$1,508,029	$43,073	$1,464,956	$1,203,070	25.3%	21.8%
Gross profit	602,681	24,182	578,499	418,168	44.1	38.3
Operating profit	190,122	7,533	182,589	47,953	296.5	280.8
Diluted earnings per share from continuing operations	$0.37	$0.02	$0.35	$0.01	3,600.0%	3,400.0%

As adjusted:[2]
Net sales	$1,508,029	$43,073	$1,464,956	$1,203,070	25.3%	21.8%
Gross profit	605,488	24,182	581,306	439,979	37.6	32.1
Operating profit	209,515	7,533	201,982	72,277	189.9	179.5
Diluted earnings per share from continuing operations	$0.39	$0.02	$0.37	$0.07	457.1%	428.6%

[1]	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
[2]

Results for the quarters ended April 3, 2021 and March 28, 2020 reflect adjustments for restructuring and other action-related charges. See “Reconciliation of Select GAAP Measures to Non-GAAP Measures” in table 5.

TABLE 2

HANESBRANDS INC.

Supplemental Financial Information

(in thousands)

(Unaudited)

	Quarters Ended
	April 3, 2021	March 28, 2020	% Change
Segment net sales:
Innerwear[1]	$570,435	$422,402	35.0%
Activewear	364,003	288,000	26.4
International	506,261	428,230	18.2
Other	67,330	64,438	4.5

Total net sales	$1,508,029	$1,203,070	25.3%

Segment operating profit:
Innerwear[1]	$127,417	$81,551	56.2%
Activewear	60,594	8,108	647.3
International	87,180	50,745	71.8
Other	1,886	(3,393)	NM
General corporate expenses/other	(67,562)	(64,734)	4.4

Total operating profit before restructuring and other action-related charges	209,515	72,277	189.9
Restructuring and other action-related charges	(19,393)	(24,324)	(20.3)

Total operating profit	$190,122	$47,953	296.5%

[1]	The Innerwear segment includes approximately $4 million of net sales and no operating profit from the sale of personal protective equipment in the first quarter of 2021.

Including the favorable foreign currency impact of $16 million, global Champion sales excluding C9 Champion increased approximately 26% in the first quarter of 2021 compared to the first quarter of 2020. On a constant currency basis, global Champion sales increased approximately 22%.

TABLE 3

HANESBRANDS INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	April 3, 2021	January 2, 2021
Assets
Cash and cash equivalents	$530,403	$900,615
Trade accounts receivable, net	807,738	768,221
Inventories	1,489,565	1,367,758
Other current assets	153,358	158,700
Current assets of discontinued operations	303,045	234,086

Total current assets	3,284,109	3,429,380
Property, net	458,434	477,821
Right-of-use assets	416,136	432,631
Trademarks and other identifiable intangibles, net	1,269,932	1,293,847
Goodwill	1,150,138	1,158,938
Deferred tax assets	355,826	367,976
Other noncurrent assets	54,678	64,773
Noncurrent assets of discontinued operations	—	494,501

Total assets	$6,989,253	$7,719,867

Liabilities
Accounts payable	$976,887	$891,868
Accrued liabilities	571,410	609,864
Lease liabilities	132,127	136,510
Current portion of long-term debt	34,375	263,936
Current liabilities of discontinued operations	288,936	222,183

Total current liabilities	2,003,735	2,124,361
Long-term debt	3,649,631	3,739,434
Lease liabilities - noncurrent	315,382	331,577
Pension and postretirement benefits	333,460	381,457
Other noncurrent liabilities	202,564	216,091
Noncurrent liabilities of discontinued operations	—	112,989

Total liabilities	6,504,772	6,905,909

Stockholders’ equity
Preferred stock	—	—
Common stock	3,491	3,488
Additional paid-in capital	304,090	307,883
Retained earnings	753,785	1,069,546
Accumulated other comprehensive loss	(576,885)	(566,959)

Total stockholders’ equity	484,481	813,958

Total liabilities and stockholders’ equity	$6,989,253	$7,719,867

TABLE 4

HANESBRANDS INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Quarters Ended
	April 3, 2021[1]	March 28, 2020[1]
Operating Activities:
Net loss	$(263,262)	$(7,874)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	24,142	22,781
Amortization of acquisition intangibles	6,179	6,113
Other amortization	3,020	2,477
Impairment of intangible assets and goodwill	163,047	—
Loss on classification of assets held for sale	226,352	—
Amortization of debt issuance costs	4,580	2,123
Other	(5,835)	(5,258)
Changes in assets and liabilities:
Accounts receivable	(63,955)	73,694
Inventories	(122,781)	(86,785)
Other assets	9,606	26,790
Accounts payable	109,197	(13,605)
Accrued pension and postretirement benefits	(38,757)	(21,481)
Accrued liabilities and other	(34,587)	(82,191)

Net cash from operating activities	16,946	(83,216)

Investing Activities:
Capital expenditures	(17,804)	(25,759)
Proceeds from sales of assets	2,406	66
Other	1,794	1,216

Net cash from investing activities	(13,604)	(24,477)

Financing Activities:
Repayments on Term Loan Facilities	(300,000)	—
Borrowings on Accounts Receivable Securitization Facility	—	227,061
Repayments on Accounts Receivable Securitization Facility	—	(74,909)
Borrowings on Revolving Loan Facilities	—	1,638,000
Repayments on Revolving Loan Facilities	—	(688,000)
Borrowings on International Debt	—	31,222
Borrowings on notes payable	21,106	62,312
Repayments on notes payable	(20,276)	(64,352)
Share repurchases	—	(200,269)
Cash dividends paid	(52,351)	(53,683)
Other	(2,902)	132

Net cash from financing activities	(354,423)	877,514

Effect of changes in foreign exchange rates on cash	(17,662)	(15,061)

Change in cash, cash equivalents and restricted cash	(368,743)	754,760
Cash, cash equivalents and restricted cash at beginning of year	910,603	329,923

Cash, cash equivalents and restricted cash at end of period	541,860	1,084,683
Less restricted cash at end of period	1,153	903

Cash and cash equivalents at end of period	$540,707	$1,083,780

Balances included in the Condensed Consolidated Balance Sheets:
Cash and cash equivalents	$530,403	$1,069,490
Cash and cash equivalents included in current assets of discontinued operations	10,304	14,290

Cash and cash equivalents at end of period	$540,707	$1,083,780

[1]

The cash flows related to discontinued operations have not been segregated and remain included in the major classes of assets and liabilities. Accordingly, the Condensed Consolidated Statements of Cash Flows include the results of continuing and discontinued operations.

TABLE 5

HANESBRANDS INC.

Supplemental Financial Information

Reconciliation of Select GAAP Measures to Non-GAAP Measures

(in thousands, except per share data)

(Unaudited)

	Quarter Ended April 3, 2021
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations[1]
As reported	$602,681	$(412,559)	$190,122	$143,101	$(14,697)	$128,404	$0.37
As a percentage of net sales	40.0%	27.4%	12.6%
Restructuring and other action-related charges:
Full Potential Plan:
Professional services	—	11,706	11,706	11,706	—	11,706	0.03
Impairment of intangible assets	—	7,302	7,302	7,302	—	7,302	0.02
Other	2,807	(2,422)	385	385	—	385	—
Discrete tax benefit	—	—	—	—	(7,295)	(7,295)	(0.02)
Tax effect on actions	—	—	—	—	(4,007)	(4,007)	(0.01)

Total restructuring and other action-related charges	2,807	16,586	19,393	19,393	(11,302)	8,091	0.02

As adjusted	$605,488	$(395,973)	$209,515	$162,494	$(25,999)	$136,495	$0.39

As a percentage of net sales	40.2%	26.3%	13.9%

	Quarter Ended March 28, 2020
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations[1]
As reported	$418,168	$(370,215)	$47,953	$5,825	$(707)	$5,118	$0.01
As a percentage of net sales	34.8%	30.8%	4.0%
Restructuring and other action-related charges:
Supply chain actions	14,065	—	14,065	14,065	—	14,065	0.04
Program exit costs	7,746	467	8,213	8,213	—	8,213	0.02
Other restructuring costs	—	2,046	2,046	2,046	—	2,046	0.01
Tax effect on actions	—	—	—	—	(3,526)	(3,526)	(0.01)

Total restructuring and other action-related charges	21,811	2,513	24,324	24,324	(3,526)	20,798	0.06

As adjusted	$439,979	$(367,702)	$72,277	$30,149	$(4,233)	$25,916	$0.07

As a percentage of net sales	36.6%	30.6%	6.0%

[1]	Amounts may not be additive due to rounding.

HANESBRANDS INC.

Supplemental Financial Information

Reconciliation of Select GAAP Measures to Non-GAAP Measures

(in thousands, except per share data)

(Unaudited)

	Last Twelve Months
	April 3, 2021	March 28, 2020
EBITDA[1]:
Income from continuing operations	$90,999	$502,787
Interest expense, net	172,671	165,148
Income tax expense (benefit)	(95,950)	61,959
Depreciation and amortization	116,816	114,164

Total EBITDA	284,536	844,058
Total restructuring and other action-related charges (excluding tax effect on actions)	729,265	65,663
Stock compensation expense	12,504	8,328

Total EBITDA, as adjusted	$1,026,305	$918,049

Net debt:
Debt (current and long-term debt and Accounts Receivable Securitization Facility)	$3,684,006	$4,391,641
Notes payable	—	1,660
(Less) Cash and cash equivalents	(530,403)	(1,069,490)

Net debt	$3,153,603	$3,323,811

Net debt/EBITDA, as adjusted	3.1	3.6

[1]	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

	Quarters Ended
	April 3, 2021[1]	March 28, 2020[1]
Free cash flow:
Net cash from operating activities	$16,946	$(83,216)
Capital expenditures	(17,804)	(25,759)

Free cash flow	$(858)	$(108,975)

[1]	Free cash flow includes the results from continuing and discontinued operations.

TABLE 6

HANESBRANDS INC.

Supplemental Financial Information

Reconciliation of GAAP Outlook to Adjusted Outlook

(in thousands, except per share data)

(Unaudited)

	Quarter Ended	Year Ended
	July 3, 2021	January 1, 2022
Operating profit outlook, as calculated under GAAP	$179,000 to $189,000	$730,000 to $760,000
Restructuring and other action-related charges	$21,000	$85,000

Operating profit outlook, as adjusted	$200,000 to $210,000	$815,000 to $845,000

Diluted earnings per share from continuing operations, as calculated under GAAP[1]	$0.32 to $0.35	$1.33 to $1.41
Restructuring and other action-related charges	$0.05	$0.18

Diluted earnings per share from continuing operations, as adjusted	$0.37 to $0.40	$1.51 to $1.59

[1]

The company expects approximately 352 million diluted weighted average shares outstanding for the quarter ended July 3, 2021 and approximately 353 million diluted weighted average shares outstanding for the year ended January 1, 2022.